Exhibit 99

From: Rick James (media)
            414-221-4444

            Colleen F. Henderson, CFA (analysts)
            414-221-2592
            colleen.henderson@wisconsinenergy.com

July 31, 2008

Wisconsin Energy posts second quarter earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $58.3 million or 49 cents per share for the second quarter of 2008. This compares with net income from continuing operations of $57.7 million or 49 cents per share in the corresponding period a year ago.

Second quarter 2008 results were helped by additional earnings from the company's Power the Future plan, including the new Port Washington generating unit that began commercial service in May. Results in last year's second quarter were increased by the settlement of a billing dispute and a gain on the sale of land.

Residential use of electricity was down by 4.2 percent from the second quarter a year ago - driven by cooler weather and the lack of air conditioning demand in June. Consumption of electricity by large commercial and industrial customers was down 1.2 percent, while use of electricity by small commercial and industrial customers declined by 3.0 percent.

At the end of June, the company was serving 6,996 more electric customers and 8,310 more natural gas customers than a year ago.

Second quarter 2008 revenues from continuing operations were $946 million compared with $907 million in the second quarter last year.

"We reached another milestone in this year's second quarter as our customers began realizing the benefits of two major components of our Power the Future plan," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "In May, our generating capacity increased with the startup of our second natural gas-fueled unit at Port Washington and the commercial operation of 88 wind turbines at our Blue Sky Green Field wind farm."

Klappa continued, "These projects add nearly 700 megawatts of capability to our system and are key to the diverse energy portfolio we're building to support the region's economy in the years ahead."

Conference Call
A conference call is scheduled for 1 p.m. Central time on Thursday, July 31, 2008. The presentation will review 2008 second quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 800-289-0493 up to 15 minutes before the call begins. International callers may dial 913-312-1452. The confirmation code is 5843245. Access also may be gained through the company's Web site (www.wisconsinenergy.com). Click on the icon for the "Second Quarter 2008 Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its second quarter performance. The materials will be available at 7:30 a.m. Central time on July 31. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through Aug. 7, 2008. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 5843245.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $11 billion of assets, approximately 5,000 employees and more than 50,000 stockholders of record.

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2008	2007	2008	2007

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$946.1	$906.5	$2,377.9	$2,207.6

Operating Expenses
Fuel and purchased power	298.1	232.3	636.3	461.8
Cost of gas sold	185.6	158.6	745.9	632.4
Other operation and maintenance	333.5	304.2	703.1	607.2
Depreciation, decommissioning
and amortization	80.5	81.2	158.2	165.3
Property and revenue taxes	27.2	25.1	54.3	51.3

Total Operating Expenses	924.9	801.4	2,297.8	1,918.0

Amortization of Gain	87.0	-	246.0	-

Operating Income	108.2	105.1	326.1	289.6

Equity in Earnings of Transmission Affiliate	12.1	10.5	23.6	21.2
Other Income, Net	7.9	19.8	18.5	33.0
Interest Expense, Net	35.4	42.0	74.6	84.7

Income From Continuing
Operations Before Income Taxes	92.8	93.4	293.6	259.1

Income Taxes	34.5	35.7	112.1	100.3

Income From Continuing Operations	58.3	57.7	181.5	158.8

Loss From Discontinued
Operations, Net of Tax	(0.3)	(0.2)	(0.3)	(0.4)

Net Income	$58.0	$57.5	$181.2	$158.4

Earnings Per Share (Basic)
Continuing operations	$0.50	$0.49	$1.55	$1.35
Discontinued operations	-	-	-	-

Total Earnings Per Share (Basic)	$0.50	$0.49	$1.55	$1.35

Earnings Per Share (Diluted)
Continuing operations	$0.49	$0.49	$1.53	$1.34
Discontinued operations	-	-	-	-

Total Earnings Per Share (Diluted)	$0.49	$0.49	$1.53	$1.34

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9	116.9	117.0
Diluted	118.3	118.5	118.3	118.6

Dividends Per Share of Common Stock	$0.27	$0.25	$0.54	$0.50

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30, 2008	December 31, 2007

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$8,132.1	$7,681.2

Investments
Restricted cash	256.9	323.5
Equity investment in transmission affiliate	253.1	238.5
Other	36.2	42.7

Total Investments	546.2	604.7

Current Assets
Cash and cash equivalents	26.6	27.4
Restricted cash	320.6	408.1
Accounts receivable	395.7	361.8
Accrued revenues	171.8	312.2
Materials, supplies and inventories	279.0	361.3
Regulatory assets	82.5	164.7
Prepayments and other	246.6	214.2

Total Current Assets	1,522.8	1,849.7

Deferred Charges and Other Assets
Regulatory assets	887.7	961.6
Goodwill	441.9	441.9
Other	194.3	181.2

Total Deferred Charges and Other Assets	1,523.9	1,584.7

Total Assets	$11,725.0	$11,720.3

Capitalization and Liabilities

Capitalization
Common equity	$3,217.7	$3,099.2
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,126.6	3,172.5

Total Capitalization	6,374.7	6,302.1

Current Liabilities
Long-term debt due currently	381.0	352.8
Short-term debt	949.4	900.7
Accounts payable	343.5	478.3
Regulatory liabilities	444.6	563.1
Other	231.3	207.9

Total Current Liabilities	2,349.8	2,502.8

Deferred Credits and Other Liabilities
Regulatory liabilities	1,255.9	1,314.3
Deferred income taxes - long-term	662.7	551.7
Deferred revenue, net	447.6	347.7
Pension and other benefit obligations	270.5	310.1
Other	363.8	391.6

Total Deferred Credits and Other Liabilities	3,000.5	2,915.4

Total Capitalization and Liabilities	$11,725.0	$11,720.3

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30

	2008	2007

	(Millions of Dollars)
Operating Activities
Net income	$181.2	$158.4
Reconciliation to cash
Depreciation, decommissioning and amortization	164.6	170.2
Deferred income taxes and investment tax credits, net	123.8	(23.6)
Working capital and other	104.3	150.6

Cash Provided by Operating Activities	573.9	455.6

Investing Activities
Capital expenditures	(642.2)	(572.5)
Change in restricted cash	154.1	-
Other investing activities	(56.0)	(40.3)
Proceeds from asset sales, net	9.5	16.0

Cash Used in Investing Activities	(534.6)	(596.8)

Financing Activities
Common stock issued (repurchased), net	(7.3)	(24.7)
Dividends paid on common stock	(63.1)	(58.5)
Change in debt, net	30.4	224.6
Other financing activities, net	(0.1)	(0.5)

Cash Used in Financing Activities	(40.1)	140.9

Change in Cash	(0.8)	(0.3)

Cash at Beginning of Period	27.4	37.0

Cash at End of Period	$26.6	$36.7